News Release

Exhibit 99.1

Contact: Jack R. Callison, Jr.
                800-982-9293 – 303-708-5959

Archstone-Smith Increases Share Repurchase
Program to $255 Million

DENVER — April 22, 2004 — Archstone-Smith (NYSE:ASN) announced today that its Board increased the total authorization for share repurchases to $255 million. The company has approximately $55 million of remaining capacity in its currently authorized share repurchase program. Archstone-Smith plans to purchase shares from time to time in open market and privately negotiated transactions, depending on market prices and other conditions. Since the beginning of 2004, Archstone-Smith has purchased approximately $31.9 million of its common shares of beneficial interest at an average price of $27.39 per share.

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $10.2 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Chicago, Boston, Southeast Florida, Seattle and the greater New York City metropolitan area. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide peace of mind for its customers – backed by unconditional service guarantees. As of March 31, 2004, Archstone-Smith owned or had an ownership position in 247 communities, representing 87,788 units, including units under construction.

Archstone-Smith is recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine and ranks 956 on the Forbes 2000 List, the magazine’s comprehensive ranking of the world’s largest companies, for 2004. To find out more, visit ArchstoneSmith.com.

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Archstone-Smith’s press releases are available on the company’s web site at www.archstonesmith.com or by calling (800) 982-9293.

In addition to historical information, this press release and quarterly supplemental information contain forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2003 Annual Report on Form 10-K for factors which could affect Archstone-Smith’s future financial performance.